Exhibit 99.1

P.O. Box 717 Pittsburgh, PA 15230-0717 (412) 787-6700

— News Release —

CALGON CARBON AWARDED FIRST SERVICE CONTRACT IN CHINA

PITTSBURGH, PA — June 23, 2005 — Calgon Carbon Corporation (NYSE:CCC) announced today that it has been awarded a contract, valued in excess of $l.0 million, to provide activated carbon adsorption equipment and reactivation services to Bayer Polymers (Shanghai) Co., Ltd. (Bayer). It is the first major service contract to be awarded to Calgon Carbon in China.

Under terms of the service agreement, Calgon Carbon will lease to Bayer 10 mobile adsorbers containing 200,000 pounds of activated carbon for waste water treatment at Bayer’s new polycarbonate manufacturing facility in Shanghai. The company will also be responsible for removing, transporting, and reactivating the spent activated carbon, as well as providing replacement carbon for the treatment system. Calgon Carbon will supply activated carbon manufactured at its facility in Datong, China.

Commenting on the announcement, John Stanik, Calgon Carbon’s president and chief executive officer, said, “We are very pleased that Bayer has chosen Calgon Carbon to support its manufacturing activities in China. Providing activated carbon services in China is consistent with our long-term strategy to expand our presence in Asia. We continue to pursue opportunities to supply products and services to both Chinese and multi-national companies that are establishing or expanding operations in China.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.